Exhibit 24.2

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that Panasonic Corporation, having its principal office located at 1006, Oaza Kadoma, Kadoma City, Osaka 571-8501, Japan, hereby constitutes and appoints Hideaki Kawai, Mototsugu Sato and Shinji Kasayama, and each of them, as its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, on its behalf and in its name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments, including post-effective amendments, and supplements to Form F-4 in relation to the share exchange with Panasonic Information Systems Co., Ltd., and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been duly executed this 28th day of April 2015.

PANASONIC CORPORATION

/s/ Kazuhiro Tsuga
Kazuhiro Tsuga
President and Director